EXHIBIT 23.1


                          Independent Auditors' Consent



The Board of Directors
Acxiom Corporation:


We consent to incorporation by reference in the registration statements (No. 333-72009 on Form S-3 and No. 33-17115, No. 33-37609, No. 33-37610, No.
33-42351, No. 33-72310, No. 33-72312, No. 33-63423, No. 333-03391, No. 333-63633
and No. 333-91395 on Form S-8) of Acxiom Corporation of our report dated May 28, 1999, except as to note 1(b), which is as of August 16, 1999, relating to the consolidated financial statements and related consolidated financial statement schedule of Acxiom Corporation and subsidiaries as of March 31, 1999 and 1998, and for each of the years in the three-year period ended March 31, 1999 which report appears in this current report on Form 8-K of Acxiom Corporation.



                                             /s/ KPMG LLP



Little Rock, Arkansas
November 29, 1999